Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Jennison Mid-cap Growth Fund, Inc. (f.k.a. Jennison U.S. Emerging Growth Fund, Inc):

We consent to the incorporation by reference, in this registration statement (No. 333-11785) on Form N-14, of our report dated December 22, 2006, on the statement of assets and liabilities, including the portfolio of investments, of Jennison Mid-cap Growth Fund, Inc. (hereafter referred to as the “Fund”) as of October 31, 2006, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Portfolio Holdings” in this registration statement on Form N-14.

KPMG LLP

New York, New York

May 1, 2007